      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 2003

                                                REGISTRATION NO. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               APACHE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                     NO. 41-0747868
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)              (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

          2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               APACHE CORPORATION
                          2000 SHARE APPRECIATION PLAN
                            (FULL TITLE OF THE PLAN)


           ERIC L. HARRY, VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                               APACHE CORPORATION
          2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
   (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
         Title of                                 Proposed Maximum       Proposed Maximum
     Securities to be          Amount to be      Offering Price Per     Aggregate Offering       Amount of Registration
      Registered (1)            Registered           Share (2)               Price (2)                  Fee (2)
--------------------------------------------------------------------------------------------------------------------------
     Common Stock, par
value $1.25 per share, and   4,042,500 shares          $66.61              $269,270,925                 $21,784
associated Preferred Stock
    Purchase Rights (3)
==========================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for June 3, 2003.

(3) Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

This registration statement on Form S-8 is being filed by the registrant, Apache Corporation ("Apache"), for the purpose of registering 4,042,500 shares of Apache Common Stock, par value $1.25 per share ("Apache Common Stock"), for issuance under the terms of the Apache Corporation's 2000 Share Appreciation Plan, and referred to herein as the Plan. Such 4,042,500 shares of Apache Common Stock have been reserved and authorized for issuance from Apache's authorized and unissued capital stock.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Apache Corporation (the "Registrant" or "Apache") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Commission File No. 1-4300, are incorporated by reference into this Registration Statement:

         (1)      Annual Report on Form 10-K for the year ended December 31,
                  2002.

         (2)      Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2003.

         (3) Current Reports on Form 8-K, filed January 13, 2003, January 16, 2003, April 17, 2003, and May 16, 2003.

         (4) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The descriptions set forth below of the common stock of Apache, par value $1.25 per share ("Apache Common Stock"), the preferred stock and the Rights (as defined below) constitute brief summaries of certain provisions of Apache's Restated Certificate of Incorporation, Apache's Bylaws and the Rights Agreement between Apache and Wells Fargo Bank Minnesota, N. A. ("Wells Fargo"), formerly Norwest Bank Minnesota, N.A., and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

APACHE COMMON STOCK

         All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

         Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

         Apache's current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each 1.155 shares of Apache Common Stock issued in order to provide for possible exercises of Rights (as defined below) under Apache's existing Rights Agreement.

         The currently outstanding Apache Common Stock and the Rights (as defined below) under Apache's existing Rights Agreement are listed on the New York Stock Exchange and the Chicago Stock Exchange. Wells Fargo is the transfer agent and registrar for Apache Common Stock.

         Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

PREFERRED STOCK

         Apache has five million shares of no par preferred stock authorized, of which (i) 25,000 shares have been designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and authorized for issuance pursuant to the Rights (as defined below) that trade with Apache Common Stock,
(ii) 100,000 shares have been designated 5.68% Cumulative Preferred Stock, Series B ("Series B Preferred Stock"), and (iii) 140,000 shares have been designated Automatically Convertible Equity Securities, Conversion Preferred Stock, Series C ("Series C Preferred Stock"). A total of 100,000 shares of Series B Preferred Stock are currently outstanding, and shares of Series A Preferred Stock have been reserved for issuance in accordance with the Rights Agreement relating to the Rights. Additional shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock.

RIGHTS

         In December 1995, Apache declared a dividend of one right (a "Right") for each 1.155 shares (adjusted for the ten and five percent stock dividends) of Apache Common Stock outstanding on January 31, 1996. Each full Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock.

         In addition, if a person or group becomes the beneficial owner of 20 percent or more of the outstanding shares of Apache Common Stock (a "flip in event"), each Right will become exercisable for shares of Apache Common Stock at 50 percent of the then market price of Apache Common Stock. If a 20-percent stockholder of Apache acquires Apache, by merger or otherwise, in a transaction where Apache does not survive or in which Apache Common Stock is changed or exchanged (a "flip over event"), the Rights become exercisable for shares of the common stock of the corporation acquiring Apache at 50 percent of the then market price of Apache Common Stock. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock, and who engages in certain transactions or realizes the benefits of certain transactions with Apache, will become void. If an offer to acquire all of the outstanding shares of Apache Common Stock is determined to be fair by Apache's board of directors, the transaction will not trigger a flip in event or a flip over event. Apache may also redeem the Rights at $.01 per Right at any time until ten business days after public announcement of a flip in event. The Rights will expire on January 31, 2006, unless earlier redeemed by Apache. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by Apache after January 31, 1996, will include Rights, including the

Apache Common Stock issuable under the terms of the Apache Corporation 2000 Share Appreciation Plan.


CONSENT OF ARTHUR ANDERSEN LLP

         The consolidated financial statements of Apache and its subsidiaries as of and for the year ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement, and Apache has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any pending, completed or threatened action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) the person shall not have been adjudged liable to the corporation. The indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against certain liabilities for actions taken in their capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article VII of Apache's Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, the Seventeenth Article of Apache's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by a director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law; (iv) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); and (v) for transactions from which the director derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT

    4.1 Restated Certificate of Incorporation of Apache Corporation (incorporated by reference to Exhibit 99.1 to Apache's Current Report on Form 8-K, dated December 17, 1999, Commission File No. 1-4300)

    4.2 Bylaws of Apache Corporation, as amended May 2, 2002 (incorporated by reference to Exhibit 3.1 to Apache's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, Commission File No. 1-4300)

    4.3 Form of Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Apache's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 1-4300)

    4.4 Rights Agreement, dated January 31, 1996, between Apache and Norwest Bank Minnesota, N.A., rights agent (incorporated by reference to Exhibit (a) to Apache's Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 1-4300)

    4.5 Apache Corporation 2000 Share Appreciation Plan, as amended and restated February 5, 2003, effective as of March 12, 2003 (incorporated by reference to Exhibit 10.26 to Apache's Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 1-4300)

   *5.1 Opinion of legal counsel regarding legality of securities being registered

  *23.1           Consent of Ernst & Young LLP

  *23.2           Consent of Ryder Scott Company Petroleum Engineers

  *23.3           Consent of legal counsel included in Exhibit 5.1

  *24.1 Power of Attorney included as part of the signature pages of this Registration Statement

----------

*Filed herewith

ITEM 9. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

                                       APACHE CORPORATION




Date: June 5, 2003                     By: /s/ G. Steven Farris
                                          --------------------------------------
                                          G. Steven Farris,
                                          President, Chief Executive Officer,
                                          and Chief Operating Officer


                                POWER OF ATTORNEY

The undersigned directors and officers of Apache Corporation do hereby constitute and appoint G. Steven Farris, Roger B. Plank, P. Anthony Lannie, and Eric L. Harry, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.


SIGNATURE                                            TITLE                                            DATE
---------                                            -----                                            ----
/s/ G. Steven Farris                                 Director;
----------------------------------------             President, Chief Executive Officer,
G. Steven Farris                                     and Chief Operating Officer
                                                     (Principal Executive Officer)                    June 5, 2003

/s/ Roger B. Plank                                   Executive Vice President and
----------------------------------------             Chief Financial Officer
Roger B. Plank                                       (Principal Financial Officer)                    June 5, 2003

/s/ Thomas L. Mitchell                               Vice President and
----------------------------------------             Controller
Thomas L. Mitchell                                   (Principal Accounting Officer)                   June 5, 2003

SIGNATURE                                            TITLE                                            DATE
---------                                            -----                                            ----
/s/ Raymond Plank                                    Director and
----------------------------------------             Chairman of the Board                            June 5, 2003
Raymond Plank


/s/ Frederick M. Bohen                               Director
----------------------------------------
Frederick M. Bohen                                                                                    June 5, 2003


/s/ Randolph M. Ferlic                               Director
----------------------------------------
Randolph M. Ferlic                                                                                    June 5, 2003


/s/ Eugene C. Fiedorek                               Director
----------------------------------------
Eugene C. Fiedorek                                                                                    June 5, 2003


/s/ A. D. Frazier, Jr.                               Director
----------------------------------------
A. D. Frazier, Jr.                                                                                    June 5, 2003


/s/ Patricia Albjerg Graham                          Director
----------------------------------------
Patricia Albjerg Graham                                                                               June 5, 2003


/s/ John A. Kocur                                    Director
----------------------------------------
John A. Kocur                                                                                         June 5, 2003


/s/ George D. Lawrence                               Director
----------------------------------------
George D. Lawrence                                                                                    June 5, 2003


/s/ F. H. Merelli                                    Director
----------------------------------------
F. H. Merelli                                                                                         June 5, 2003


/s/ Rodman D. Patton                                 Director
----------------------------------------
Rodman D. Patton                                                                                      June 5, 2003


/s/ Charles J. Pitman                                Director
----------------------------------------
Charles J. Pitman                                                                                     June 5, 2003


/s/ Jay A. Precourt                                  Director
----------------------------------------
Jay A. Precourt                                                                                       June 5, 2003

INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------
    4.1           Restated Certificate of Incorporation of Apache Corporation
                  (incorporated by reference to Exhibit 99.1 to Apache's Current
                  Report on Form 8-K, dated December 17, 1999, Commission File
                  No. 1-4300)

    4.2           Bylaws of Apache Corporation, as amended May 2, 2002
                  (incorporated by reference to Exhibit 3.1 to Apache's
                  Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2002, Commission File No. 1-4300)

    4.3 Form of Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Apache's Annual Report on Form
                  10-K for the year ended December 31, 1995, Commission File No.
                  1-4300)

    4.4           Rights Agreement, dated January 31, 1996, between Apache and
                  Norwest Bank Minnesota, N.A., rights agent (incorporated by reference to Exhibit (a) to Apache's Registration Statement on
                  Form 8-A, dated January 24, 1996, Commission File No. 1-4300)

    4.5 Apache Corporation 2000 Share Appreciation Plan, as amended and restated February 5, 2003, effective as of March 12, 2003
                  (incorporated by reference to Exhibit 10.26 to Apache's Annual
                  Report on Form 10-K for the year ended December 31, 2002,
                  Commission File No. 1-4300)

   *5.1 Opinion of legal counsel regarding legality of securities being registered

  *23.1           Consent of Ernst & Young LLP

  *23.2           Consent of Ryder Scott Company Petroleum Engineers

  *23.3           Consent of legal counsel included in Exhibit 5.1

  *24.1 Power of Attorney included as part of the signature pages of this Registration Statement

----------

*Filed herewith